Exhibit 99.5

CONSOLIDATED FINANCIAL STATEMENTS

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

For the Period from March 16, 2020 (date of inception) through March 31, 2020 (Successor)

For the period April 1, 2018 through March 31, 2019 and April 1, 2019 through March 15, 2020 (Predecessor)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
of Lytus Technologies Holdings PTV. LTD.:

Opinion on the Standalone Financial Statements

We have audited the accompanying standalone statement of financial position of Lytus Technologies Private Limited (the “Company”) as of March 31, 2019 and as of March 15, 2020, the related standalone statement of profit or loss and other comprehensive income, changes in equity and cash flows, for the period from April 1, 2018 through March 31, 2019 and for the period from April 1, 2019 through March 15, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the standalone financial statements present fairly, in all material respects, the standalone financial position of the Company as of March 31, 2019 and March 15, 2020 and the standalone results of its operations and its cash flows for the period from April 1, 2018 through March 31, 2019 and for the period from April 1, 2019 through March 15, 2020, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

These standalone financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s standalone financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the US Generally Accepted Auditing Standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the standalone financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the standalone financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the standalone financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the standalone financial statements. We believe that our audit provides a reasonable basis for our opinion.

For Kirtane & Pandit LLP

Chartered Accountants

FRN: 105215W/W100057

PCAOB FIRM ID NO 5686

Milind Bhave

Partner

Membership No. 047973

UDIN: 21047973AAAADI2193

Place: Mumbai, India

Date: October 7, 2021

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		Successor	Predecessor
	Note No.	March 31, 2020 (US$)	March 31, 2019 (US$)
ASSETS
Current assets
Cash and cash equivalents		$41,760	$3,412
Other financial assets		42,038	3,763
Trade receivables	6	390,151	—
Other receivables	7	17,550,223	—
Other current assets	8	163,847	2,555
Total current assets		18,188,019	9,730

Non-current assets
Property and equipment, net	9	1,130,534	—
Capital work-in-process		—	29,048
Intangible assets and Goodwill	10	59,326,290	—
Intangible assets under development		—	8,132
Other non-current assets		16,472	—
Deferred tax assets	5	156,020	—
Total non-current assets		60,629,316	37,180
Total assets		$78,817,335	$46,910

LIABILITIES AND EQUITY
Current Liabilities
Borrowings from related party	11	$1,587,216	$45,594
Trade payables	12	425,667	1,148
Other financial liabilities	13	345,924	—
Security deposits payable		59,807	—
Other current liabilities	14	2,722,624	108
Customers acquisition payable	15	29,372,718	—
Current tax liability	5	2,005,748	—
Total current liabilities		36,519,704	46,850

Non-current liabilities
Customer acquisition payable, net of current portion	15	29,372,718	—
Deferred tax liability	5	1,907,015	631
Total non-current liabilities		31,279,733	631
Total liabilities		67,799,437	47,481

Commitments and contingencies	16	1,194,822	—

EQUITY
Equity share capital	17	3,000	2,305
Other equity	17	11,056,589	—
Other equity (deficit)	17	—	(2,876)
Equity attributable to equity holders of the company		11,059,589	(571)
Non-controlling interest	17 & 23	(41,691)	—
Total equity		11,017,898	(571)
Total liabilities and equity		$78,817,335	$46,910

The accompanying notes are an integral part of these consolidated financial statements.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
CONSOLIDATED statementS of PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

		Successor	Predecessor
	Note No.	March 16, 2020 to March 31, 2020 (US$)	April 1, 2019 to March 15, 2020 (US$)	Year ended March 31, 2019 (US$)
Revenues:
Operating revenue		$—	$—	—
Other operating income		—	3,585	—
Total revenues		—	—	—

Other income
Other income	3	15,759,393	3,585	—
Total income		15,759,393	3,585	—

Expenses:
Amortization	10	204,086	—	—
Legal and professional expense	4	272,894	412	601
Staffing expense	4	15,777	—	—
Other operating expenses	4	8,463	—	—
Total expenses		501,220	412	601
Income before income tax		15,258,173	3,173	(601)
Income tax expense	5	3,894,674	—	—
Net income (Loss) after tax available to common shareholders		$11,363,499	3,173	(601)

Attributable to:
Controlling interest		$11,363,499	3,173	(601)
Non-controlling interest		—	—	—

Other comprehensive loss
Items that may be reclassified subsequently to income
Foreign currency translation reserves of subsidiaries, net of tax		(306,910)	1,006	1,877
Total comprehensive income for the period	1	$11,056,589	$2,167	1,276

Attributable to:
Controlling interest		$11,056,589	$2,167	1,276
Non-controlling interest		$—	$—	—
Basic income per share of common share	18	$38	$0.21	(0.04)
Basic weighted average number of shares outstanding		300,000	15,000	15,000
Diluted income per share of common share	18	$38	0.21	(.04)
Diluted weighted average number of shares outstanding		300,000	15,000	15,000

The accompanying notes are an integral part of these consolidated financial statements.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

		Equity attributable to equity holders of the company
	Shares (Nos.)	Share capital	Accumulated foreign translation adjustment	Retained earnings	Total	Non- controlling interest	Total equity
PREDECESSOR
Balance at April 1, 2018	15,000	$2,305	$—	$(4,153)	$(1,848)	$—	$(1,848)
Net income	—	—	1,878	(601)	1,277	—	1,276
Balance at March 31, 2019	15,000	2,305	1,878	(4,754)	(571)	—	(571)
Net income			(1,006)	3,173	2,167	—	2,167
Balance at March 15, 2020	15,000	$2,305	$872	$(1,581)	$(1,596)	$—	$(1,596)

SUCCESSOR
Balance at March 16, 2020	—	$—	$—	$—	$—	$—	$—
Net income	—	—	—	11,363,499	11,363,499	—	11,363,499
Translation adjustment, net of tax	—	—	(306,910)	—	(306,910)	—	(306,910)
Issuance of shares (Refer Note 17)	30,000	3,000	—	—	3,000	—	3,000
Business combination (Refer Note 23)	—	—	—	—	—	(41,691)	(41,691)
Balance at March 31, 2020	30,000	$3,000	$(306,910)	$11,363,499	$11,059,589	$(41,691)	$11,017,898

The accompanying notes are an integral part of these consolidated financial statements.

LYTUS TECHNOLOGIES HOLDINGS PTV LTD.
CONSOLIDATED statement of CASH FLOWS

	Successor	Predecessor
	16 March 2020 to 31 March 2020 (US$)	1 April 2019 to 15 March 2020 (US$)	Year ended 31 March 2019 (US$)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) after tax available to common shareholders	$11,363,499	$3,173	$(601)

Adjustment to reconcile net income to net cash used in operating activities:
Deferred Tax expense	1,907,015	—	—
Current Tax expense	1,987,659
Amortization of intangible assets	204,086	—	—
Write off of unstructured Capital Work in Progress	8,463	—	—
Sundry balance written off/(written back)	—	(3,585)	—

Change in operating assets and liabilities:
Other receivables	(19,089,070)	—	—
Other financial assets	(3,682)	—	259
Other assets	(4,450,896)	—	176
Trade payable	214,672	(31)	13
Other financial liabilities	79,877	(338)	—
Other current liabilities	7,777,661	—	—
Net cash used in operating activities	(718)	(781)	(153)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired in business combination	40,760	—	—
Purchase of shares of Lytus India	(2,000)	—	—
Proceeds from sale of capital work in progress	3,583	25,591	—
Net cash provided by investing activities	42,343	25,591	—

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of short term borrowings	(3,583)	(28,980)	(7,151)
Proceeds from short term borrowings	—	—	7,380
Proceeds from issuance of shares	3,000	—	—
Net cash used in financing activities	(583)	(28,980)	229
Net increase in cash and cash equivalents	41,042	(4,170)	(286)
CASH AND CASH EQUIVALENTS – beginning of period	—	3,412	3,954
Effects of exchange rate changes on cash and cash equivalents	718	941	(256)
CASH AND CASH EQUIVALENTS – end of period	$41,760	$183	$3,412

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING/FINANCING ACTIVITIES:
Acquisition of customers with customer acquisition payable. Refer to Note 22	$58,745,436	—	—
Acquisition of shares with other financial liabilities. Refer to Note 23	$265,410	—	—

The accompanying notes are an integral part of these consolidated financial statements.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (IASB). On March 19, 2020, the Company entered into a definitive share purchase agreement with Lytus Technologies Private Limited (“Lytus India”) pursuant to which the Company acquired 15,000 shares (representing all of the equity share capital of Lytus India) for an aggregate purchase price of INR 150,650 (approximately $2,000). The merger with Lytus India established a new basis of accounting for the assets acquired and liabilities assumed by the Company. Such assets and liabilities were recognized at their estimated fair values as of the merger closing date in accordance with the acquisition method and is reflected in the Company’s financial statements after the merger closing date. As such, the fiscal year 2020 financial activity is presented in two periods. Financial activity prior to the merger (April 1, 2019 to March 15, 2020) is presented as “predecessor” using the previous basis of accounting. Financial activity that occurred on or after the merger (March 16, 2020 to March 31, 2020) is presented as “successor” using the new basis of accounting.

Going Concern:

Impact of COVID-19 on operations

The COVID-19 crisis has had a significant impact on the economy of India. While the pandemic, has increased the demand for streaming and telemedicine services globally, there continue to be significant uncertainties associated with the COVID-19 pandemic, including with respect to the ultimate spread of the virus, the severity of the disease, the duration of the lockdowns and further actions that may be taken by governmental authorities around the world to contain the virus or to treat its impact. The pandemic has particularly impacted the working capital, cash flow and the timing of receipt of significant receivables and payment of payables of the Company. These restrictions have also severely impacted the mobility of the Company’s staff and resources and its access to banks and customer worksites, impairing its normal operations. The lockdown in India is strict with limited domestic travel. Local travel within a city is not allowed, either. Therefore we have limited access to various cities, such as Hyderabad, where our customers reside. Many offices are closed and banks are severely affected. As a result of the lockdown policy in India, we have restricted access to banking services, Subscriber Management System (SMS) report, prior to settlement, and service providers certifying the adequacy of the fiber held by Reachnet. Moreover, in India most of the collections by local cable operators are still in cash and these have been affected/delayed due to lockdown. The lockdown is extended to October 31, 20201 and could be potentially further extended. In addition, on September 18, 2020, the restriction under Section 144 of the Code of Criminal Procedure was passed, prohibiting movement and gathering of people, except for listed emergency and non-emergency services.

There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the economy of India, U.S. and international markets and, as such, the extent of the business disruption and the related financial impact cannot be reasonably estimated at this time.

Negative working capital and Cash Flow

The Company currently has negative working capital and cash flow aggravated by the COVID-19 lockdown and negative cash flow used in operating activities to the extent of $700. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Upon ending of the COVID-19 lockdown, the Company expects to be able to carry out its operations in the normal course of business and generate a minimum of INR130 ($1.9) as streaming subscription fee from its approximately 1.8 million customer connections per month, as prescribed by the Telecom Regulatory Authority of India guidelines15. This would enable the Company to improve its cash position significantly.

[1]	Available on http://bombaychamber.com/admin/uploaded/NEWS%20Block/MHA%20Lock%20Down%20Orders.pdf
[15]	https://trai.gov.in/sites/default/files/Consumer_Booklet_30042019.pdf

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

The Company further believes that in the coming 12 months, upon the ending of COVID-19 lockdown restrictions, cash flow from operating activities should improve for the following reasons:

●	Monthly subscription fees paid by our customers will be billed and collected at the beginning of each month in advance;

●	The contracted operating expense for the streaming business is 61%, ensuring a confirmed net surplus of revenue for the Company.

●	Additional product offerings to customers such as our telemedicine business are expected to generate additional cash flow for the Company.

To further mitigate the impact of the current negative working capital and cash flow, the Company has also taken additional precautionary steps by approaching financial institutions and credit partners in India to create and avail credit lines and bridge financing against the company’s future cash flows;

Large Payment Obligation by the Company

On March 31, 2020, under the terms of its Customer Acquisition Agreement with Reachnet, the Company is obligated to make payments to Reachnet. This amount represents the largest payment obligation of the Company and is payable in four equal installments (25% each) on or before 31 July 2020 (or at a mutually agreeable date upon the ending of the COVID-19 lockdown restrictions), March 31, 2021, March 31, 2022 and March 31, 2023, respectively. Please refer to Note 23 on Business Combination.

Under the terms of the agreement with Reachnet, the Company was also scheduled to receive ‘Other Receivables’ due of approximately $15 million from Reachnet for the period of April 1, 2019 through March 31, 2020, as reflected in its books of accounts. The COVID-19 lockdown has delayed the settlement of this accounts receivable under its contract with Reachnet. The Company expects that this settlement will be implemented as soon as possible, upon the relaxation of COVID-19 restrictions in India. Upon such settlement and upon resumption of normal operations, the company expects to have sufficient available cash to be able to meet its current liabilities associated with the business. Please refer to the section below in this note on Other Income/Application of IFRS 15.

Furthermore, the Company is contemplating discussions with Reachnet’s Management to consider modifying its agreement with Reachnet by offering Reachnet stock in lieu of its current payment obligations. This modification, if implemented, should help substantially mitigate cash liquidity requirements for the Company.

Based on the above, we believe that upon lifting of the COVID-19 lockdown restrictions in India, the Company’s available potential cash balances should be sufficient to meet its requirements to carry out its operations effectively. After this offering, the Company may decide to enhance its liquidity position or increase its cash reserve for future investments through additional capital and finance funding.

Nature of Operations

Lytus Technologies Holdings Ptv. Ltd. (Reg. No. 2033207) (Lytus Tech or the Company) was incorporated on March 16, 2020 (date of inception) under the laws of the British Virgin Islands (BVI). On March 19, 2020, Lytus Tech acquired a wholly owned subsidiary, Lytus Technologies Private Limited (CIN U22100MH2008PTC182085) (Lytus India) and, on March 31, 2020, it acquired a majority shareholding (51%) in DDC CATV Network Private Limited (CIN: U64100DL2013PTC260426) (DDC India or DDC CATV). Lytus India was incorporated in India on

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

10 May 2008 for the purpose of providing telemedicine and online streaming content services to its subscribers and DDC CATV was incorporated in India on 20 November 2013 for the purpose of providing streaming services to its subscribers.

The Company’s registered office is at 116 Main Street, P.O. Box 3342, Road Town, Tortola British Virgin Islands. The consolidated financial statements comprise financial statements of the Company and its subsidiaries (together referred to as “the Group”).

The Company has applied to list our common shares on the NASDAQ Capital Market under the trading symbol “LYT”. It is offering 2,727,272 common shares in our proposed Initial Public Offering (IPO) and we anticipate the price will be between $10 to $12 per share.

The Group applies judgement to determine whether each product or services promised to a customer are capable of being distinct, and are distinct in the context of the contract, if not, the promised product or services are combined and accounted as a single performance obligation. The Group allocates the arrangement consideration to separately identifiable performance obligation deliverables based on their relative stand-alone selling price.

Basis of preparation

These consolidated financial statements for the period from March 16, 2020 (date of inception) through March 31, 2020, are the Group’s first financial statements prepared in accordance with International Financial Reporting Standards (IFRS).

The accounting policies used for the preparation of these consolidated financial statements are based upon the application of IFRS 1.D17, which results in assets liabilities being measured at the same carrying amount as in the standalone financial statements of subsidiaries for the period ended March 31, 2020 after adjusting for consolidation and equity accounting adjustments and for the effects of the business combination in which the entity acquired the subsidiary.

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (IASB).

The functional and reporting currency of the Company and Group is “INR” and “US$”, respectively and all amounts, are rounded with two decimals, unless otherwise stated. The financial statements have been prepared under the historical cost convention.

Basis of Consolidation

The subsidiaries considered in the preparation of these consolidated financial statements are:

		% Shareholding and Voting Power
Name of Subsidiary	Country of Incorporation	As of March 31, 2020	As of March 16, 2020
Lytus Technologies Pvt. Ltd	India	100%	0%
DDC CATV Network Pvt. Ltd.	India	51%	0%

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

These consolidated financial statements are prepared in accordance with IFRS 10 “Consolidated Financial Statements”.

Subsidiaries are entities controlled by the Company. Control is achieved where the Company has existing rights that give it the current ability to direct the relevant activities that affect the Company’s returns and exposure or rights to variable returns from the entity. Subsidiaries are consolidated from the date of their acquisition, being the date on which the group obtains control, and continue to be consolidated until the date that such control ceases.

The consolidated financial statements of the Company and its subsidiaries are combined on a line-by-line basis by adding together the book values of like items of assets, liabilities, income and expenses. Intra-group balances and transactions and any unrealized profits or losses arising from intra group transaction, are eliminated. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

Non-controlling interests (NCI) in the net assets of consolidated subsidiaries are identified separately from the Group’s equity. Non-controlling interests consist of the amount of those interests at the date of the acquisition and the non-controlling shareholders’ share of changes in equity since the date of the acquisition.

Critical accounting estimates

The preparation of the consolidated financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in note 2.

New, revised or amended Accounting Standards and Interpretations adopted for fiscal period ended March 31, 2020

In January 2016, International Accounting Standards Board issued the final version of IFRS 16, Leases, which is effective for annual reporting periods beginning on or after 1 January 2019. IFRS 16 has replaced IAS 17 Leases, and its related interpretations. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. It introduces a single, on-balance sheet lease accounting model for lessees.

The Group has adopted IFRS 16, effective for the annual reporting period beginning April 1, 2019, however there are no lease transactions which required application of IFRS 16 and accordingly there is no impact on retained earnings or any other assets or liabilities.

The Group has also adopted IFRS 15, Revenue from Contracts with Customers and IFRS 9 Financial Instruments (2014), which became mandatorily effective for financial years beginning on or after 1 January 2018.

The nature and effect of the changes arising from these standards are summarized below.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 replaces IAS 18 and covers contracts for goods and services. IFRS 15 is based on the principle that revenue is recognized when control of a good or service transfers to a customer; so the notion of control replaces the existing notion of risks and rewards.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

The Group has adopted IFRS 15 from April 1, 2019, using a modified retrospective approach. Under this approach, transitional adjustments are recognized in retained earnings as of April 1, 2019 (the date of initial application), without restating the comparative period.

Under IFRS 15, the Group must evaluate the separability of the promised goods or services based on whether they are ‘distinct’. A promised good or service is ‘distinct’ if both:

●	the customer benefits from the item either on its own or together with other readily available resources: and

●	it is ‘separately identifiable’ form other promise in the contracts (i.e. the Group does not provide significant service integrating, modifying or customizing it).

While this represents significant new guidance, the implementation of this new guidance did not have a significant impact on the timing or amount of revenue recognized during the period. No adjustments were required to account for the impact of IFRS 15 on initial adoption.

IFRIC 23 — Uncertainty over Income Tax treatments

The International Accounting Standard Board clarifies the accounting for uncertainties in income taxes. The interpretation is to be applied to the determination of taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates, when there is uncertainty over income tax treatment under IAS 12. The adoption of IFRIC 23 did not any impact on consolidated financial statement of the Group.

India taxes are based on the Income Tax Act, 1961 (the Act) and the rules under the Income Tax Rules, 1962. The Act also provides for anti-avoidance rules at various places. The taxpayer is required to self-assess his tax position and file his tax return. The filed tax return is then subject to review and examination by the Indian tax authorities.

This requires recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach. The management evaluated the Company’s tax positions and concluded that no provision for uncertainty in income taxes was necessary as of March 31, 2020. We evaluate our uncertain tax positions on a regular basis. Our evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of audit and effective settlement of audit issues.

Changes in significant accounting policies

The Group’s accounting policies, which have changed as a result of the changes to accounting standards noted above, are summarized below:

Revenue

Revenue is recognized based on the transfer of services to a customer for an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is measured at the fair value of consideration received or receivable taking into account the amount of discounts, rebates, outgoing taxes on sales.

To determine whether to recognize revenue, the Group follows a 5-step process:

1.	Identifying the contract with a customer

2.	Identifying the performance obligations

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

3.	Determining the transaction price

4.	Allocating the transaction price to the performance obligations

5.	Recognizing revenue when/as performance obligation(s) are satisfied

Further information about each source of revenue from contracts with customers and the criteria for recognition follows.

Subscription revenues

Subscription income includes subscription from subscribers. Revenue is recognized upon completion of services based on underlying subscription plan or agreements with the subscribers.

Carriage/Placement/Marketing Incentive revenues

Carriage/Placement/Marketing Incentive fees are recognized upon completion of services based on agreements with the broadcasters.

Advertising revenues

Advertisement income is recognized when relevant advertisements are telecasted.

GST on all income

The Company collects Goods and Service Tax (GST) on behalf of the government and, therefore, it is not an economic benefit flowing to the Company. Hence, it is excluded from revenue.

The Company’s disaggregated revenues are disclosed in the consolidated statements of operations.

New, revised or amended Accounting Standards and Interpretations not yet Adopted

In May 2020, the IASB issued Reference to the Conceptual Framework, which made amendments to IFRS 3 Business Combinations. Entities which rely on the Conceptual Framework will need to consider whether their accounting policies are still appropriate under the revised Framework, with effect for annual periods beginning on or after 1 January 2020. The Group does not expect the amendment to have any impact on its consolidated financial statements.

The IASB has issued ‘Definition of a Business (Amendments to IFRS 3)’ aimed at resolving the difficulties that arise when an entity determines whether it has acquired a business or a group of assets. The amendments are effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 January 2020. The Group does not expect the amendment to have any impact on its evaluation of whether activities and assets acquired are a business or a group of assets.

The IASB issued Definition of Material (Amendments to IAS 1 and IAS 8) in October 2018 to clarify and align the definition of material. The amendments are intended to improve the understanding of the existing requirements rather than to significantly impact an entity’s materiality judgements. The amendments must be applied prospectively for annual reporting periods beginning on or after 1 January 2020, with earlier application permitted. The Group does not expect the amendment to have any impact on its evaluation of ‘material’ in relation to its consolidated financial statements.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

The IASB has issued amendments to IFRS 9, IAS 39 and IFRS 7 that provide certain reliefs in connection with interest rate benchmark reform. The reliefs relate to hedge accounting and have the effect that inter-bank offered rates (“IBOR”) reform should not generally cause hedge accounting to terminate. However, any hedge ineffectiveness should continue to be recorded in the income statement. The amendments must be applied prospectively for annual reporting periods beginning on or after 1 January 2020, with earlier application permitted. The Group does not expect the amendment to have a significant impact on its consolidated financial statements.

The IASB has issued ‘Classification of Liabilities as Current or Non-current (Amendments to IAS 1)’ providing a more general approach to the classification of liabilities under IAS 1 based on the contractual agreements in place at the reporting date. The amendments are effective for annual reporting periods beginning on or after 1 January 2022 and are to be applied retrospectively with application permitted. The Group does not expect the amendments to have any significant impact on its presentation of liabilities in its statement of financial position.

There are no other standards that are not yet effective and that would be expected to have a material impact on the entity in future reporting periods and on foreseeable future transactions.

Current and non-current classification

Assets and liabilities are presented in the statement of financial position based on current and non-current classification.

An asset is classified as current when: it is either expected to be realized or intended to be sold or consumed in normal operating cycle; it is held primarily for the purpose of trading; it is expected to be realized within 12 months after the reporting period; or the asset is cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period. All other assets are classified as non-current.

A liability is classified as current when: it is either expected to be settled in normal operating cycle; it is held primarily for the purpose of trading; it is due to be settled within 12 months after the reporting period; or there is no unconditional right to defer the settlement of the liability for at least 12 months after the reporting period. All other liabilities are classified as non-current.

The operating cycle is the time between the acquisition of assets for processing and their realization in cash and cash equivalents. The Company has identified twelve months as its operating cycle.

Functional and presentation currency

Items included in the financial statements of the Company are measured using the currency of India (INR) which is the primary economic environment in which the Company operates (‘the functional currency’). The financial statements are presented in United States dollars.

Transactions and balances

Foreign currency transactions are translated into the presentation currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are generally recognized in profit or loss. They are deferred in equity if they relate to qualifying cash flow hedges and qualifying net investment hedges or are attributable to part of the net investment in a foreign operation.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs. All other foreign exchange gains and losses are presented in the statement of profit or loss on a net basis within other gains/(losses).

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss and translation differences on non-monetary assets such as equities classified as of fair value through other comprehensive income are recognized in other comprehensive income.

Financial Instruments

Financial Assets

Classification

The Group classifies its financial assets in the following measurement categories:

●	those to be measured subsequently at fair value (either through OCI or through profit or loss), and

●	those to be measured at amortized cost.

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows. For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Company has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI).

The Group reclassifies debt investments when and only when its business model for managing those assets changes.

Recognition and derecognition

Regular way purchases and sales of financial assets are recognized on trade-date, the date on which the Group commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.

Measurement

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Debt instruments

Subsequent measurement of debt instruments depends on the Group business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the Company classifies its debt instruments:

Amortized cost: Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented in other gains/(losses) together with foreign exchange gains and losses. Impairment losses are presented as separate line item in the statement of profit or loss.

FVOCI: Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses which are recognized in profit or loss. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to profit or loss and recognized in other gains/(losses). Interest income from these financial assets is included in finance income using the effective interest rate method. Foreign exchange gains and losses are presented in other gains/(losses) and impairment expenses are presented as separate line item in the statement of profit or loss.

FVPL: Assets that do not meet the criteria for amortized cost or FVOCI are measured at FVPL. A gain or loss on a debt investment that is subsequently measured at FVPL is recognized in profit or loss and presented net within other gains/(losses) in the period in which it arises.

Equity instruments

The Group subsequently measures all equity investments at fair value. Where the Group management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment. Dividends from such investments continue to be recognized in profit or loss as other income when the Group right to receive payments is established.

Changes in the fair value of financial assets at FVPL are recognized in other gains/(losses) in the statement of profit or loss as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.

Impairment

The Group assesses on a forward-looking basis the expected credit loss associated with its debt instruments carried at amortized cost and FVOCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

For trade receivables only, the Company measures the expected credit loss associated with its trade receivables based on historical trend, industry practices and the business environment in which the entity operates or any other appropriate basis. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Financial Liabilities

Initial Recognition and Measurement

All financial liabilities are recognized initially at fair value and in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Group financial liabilities include trade and other payables, loans, and borrowings including bank overdrafts and derivative financial instruments.

Subsequent measurement

Financial liabilities at amortized cost:

After initial measurement, such financial liabilities are subsequently measured at amortized cost using the effective interest rate (EIR) method. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance costs in the Statement of Profit and Loss.

Borrowings

Borrowings are initially recognized at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in the Statement of Profit and Loss over the period of the borrowings using the EIR method.

Trade and Other Payables

These amounts represent liabilities for goods and services provided to the Group prior to the end of the period which are unpaid. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method.

Financial Guarantee Obligations

The fair value of financial guarantees is determined as the present value of the difference in net cash flows between the contractual payments under the debt instrument and the payments that would be required without the guarantee, or the estimated amount that would be payable to a third party for assuming the obligations. Where guarantees in relation to loans or other payables of subsidiaries, joint ventures or associates are provided for no compensation, the fair values as of the date of transition are accounted for as contributions and recognized as part of the cost of the equity investment.

Derecognition

Financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

The Group enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Financial Liability

The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire. The Group also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

Income tax

The income tax expense or benefit for the period is the tax payable on that period’s taxable income based on the applicable income tax rate for each jurisdiction, adjusted by the changes in deferred tax assets and liabilities attributable to temporary differences, unused tax losses and the adjustment recognized for prior periods, where applicable.

Deferred tax assets and liabilities are recognized for temporary differences at the tax rates expected to be applied when the assets are recovered or liabilities are settled, based on those tax rates that are enacted or substantively enacted, except for:

●	When the deferred income tax asset or liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither the accounting nor taxable profits; or

●	When the taxable temporary difference is associated with interests in subsidiaries, associates or joint ventures, and the timing of the reversal can be controlled, and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are recognized for deductible temporary differences and unused tax losses only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses.

The carrying amount of recognized and unrecognized deferred tax assets are reviewed at each reporting date. Deferred tax assets recognized are reduced to the extent that it is no longer probable that future taxable profits will be available for the carrying amount to be recovered. Previously unrecognized deferred tax assets are recognized to the extent that it is probable that there are future taxable profits available to recover the asset.

Deferred tax assets and liabilities are offset only where there is a legally enforceable right to offset current tax assets against current tax liabilities and deferred tax assets against deferred tax liabilities; and they relate to the same taxable authority on either the same taxable entity or different taxable entities which intend to settle simultaneously.

As of March 31, 2020, the Group had no significant uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Group recognizes interest and penalties related to significant uncertain income tax positions in other expense. There were no such interest and penalties incurred for the period ended March 31, 2020.

Under section 115-O of the Indian Income Tax Act, 1961, distribution of dividends, paid by Indian company until March 31, 2020 is subject to dividend distribution tax (DDT) at an effective rate of 20.56% (inclusive of the applicable surcharge of 12% and health and education cess of 4%). Repatriation of dividend will not require Reserve Bank of India approval, subject to compliance and certain other conditions met per the Indian Income Tax Act, 1961.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

Property and Equipment

Property and Equipment assets are carried at cost less accumulated depreciation and accumulated impairment losses, if any. Cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to the Statement of Profit and Loss during the reporting period in which they are incurred.

Capital work in progress (CWIP) includes cost of property and equipment under installation / under development, as of balance sheet date. All project related expenditures related to civil works, machinery under erection, construction and erection materials, preoperative expenditure incidental / attributable to the construction of projects, borrowing cost incurred prior to the date of commercial operations and trial run expenditure are shown under CWIP. Property and Equipment are derecognized from the financial statements, either on disposal or when retired from active use. Gains and losses on disposal or retirement of Property and Equipment are determined by comparing proceeds with carrying amount. These are recognized in the Statement of Profit and Loss.

Depreciation methods, estimated useful lives and residual value

Depreciation is calculated to write off the cost of items of property and equipment less their estimated residual values using the written down method over their estimated useful lives and is generally recognized in profit or loss. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Group will obtain ownership by the end of the lease term. Land is not depreciated.

The estimated useful lives of property and equipment for current and comparative periods are as follows:

Buildings	40 years
Property and equipment	3 – 15 years
Fixtures and fittings	5 – 10 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Fair value measurement

When an asset or liability, financial or non-financial, is measured at fair value for recognition or disclosure purposes, the fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; and assumes that the transaction will take place either: in the principal market; or in the absence of a principal market, in the most advantageous market.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming they act in their economic best interests. For non-financial assets, the fair value measurement is based on its highest and best use. Valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, are used, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Intangible Assets

Separately purchased intangible assets are initially measured at cost. Intangible assets acquired in a business combination are recognized at fair value at the acquisition date. Subsequently, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses, if any.

The useful lives of intangible assets are assessed as either finite or indefinite. Finite-life intangible assets are amortized on a written down basis over the period of their expected useful lives. Estimated useful lives by major class of finite-life intangible assets are as follow:

Customers acquisition	5 Years
Trademark/Copy rights	5 Years
Computer Software	5 Years

The amortization period and the amortization method for definite life intangible assets is reviewed annually.

For indefinite life intangible assets, the assessment of indefinite life is reviewed annually to determine whether it continues, if not, it is impaired or changed prospectively basis revised estimates.

Goodwill is initially recognized based on the accounting policy for business combinations. These assets are not amortized but are tested for impairment annually.

IAS 38 requires an entity to recognize an intangible asset, whether purchased or self-created (at cost) if, and only if: [IAS 38.21]

a.	it is probable that the future economic benefits that are attributable to the asset will flow to the entity; and

b.	the cost of the asset can be measured reliably.

The probability of future economic benefits must be based on reasonable and supportable assumptions about conditions that will exist over the life of the asset. [IAS 38.22] The probability recognition criterion is always considered to be satisfied for intangible assets that are acquired separately or in a business combination. [IAS 38.33]

Para 25 of IAS 38 provides that the price an entity pays to acquire separately an intangible asset will reflect expectations about the probability that the expected future economic benefits embodied in the asset will flow to the entity. In other words, the entity expects there to be an inflow of economic benefits, even if there is uncertainty about the timing or the amount of the inflow. Therefore, the probability recognition criteria in Para 21(a) is always considered to be satisfied for separately acquired intangible assets. Para 26 of IAS 38 provides that the costs of a separately acquired intangible asset can usually be measured reliably. This is particularly so when the purchase consideration is in the form of cash or other monetary assets.

Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the asset. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognized as finance cost.

Deferred Offering Costs

Deferred Offering Costs consists of legal, accounting, underwriter’s fees, and other costs incurred through the balance date that are directly related to the proposed Initial Public Offering (IPO) and that would be charged to stockholder equity upon completion of the proposed IPO. Should the proposed IPO prove unsuccessful, deferred costs and additional expenses to be incurred would be charged to operations.

Issued Capital

Common shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Costs related to an initial offering are expensed in the statement of profit or loss and other comprehensive income.

Dividends

Dividend distributions to the Group’s shareholders are recognized as a liability in the financial statements in the period in which the dividends are approved.

Earnings per share

Basic earnings per share

Basic earnings per share is calculated by dividing the profit attributable to the owners of Lytus Technologies Limited, excluding any costs of servicing equity other than common shares, by the weighted average number of common shares outstanding during the financial year, adjusted for bonus elements in common shares issued during the financial year.

Diluted earnings per share

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the after income tax effect of interest and other financing costs associated with dilutive potential common shares and the weighted average number of shares assumed to have been issued for no consideration in relation to dilutive potential common shares.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — CRITICAL ACCOUNTING JUDGEMENTS, ASSESSMENTS, AND ASSUMPTIONS

Under IFRS 1, the Group is required to make estimates and assumptions in presentation and preparation of the financial statements for the period March 16, 2020 (date of inception) throughout March 31, 2020.

Key estimates considered in preparation of the financial statement that were not required under the previous GAAP are listed below:

●	Fair Valuation of financial instruments carried at Fair Value Through Profit or Loss (“FVTPL”) and/or Fair Value Through Other Comprehensive Income (“FVOCI”). See Note 1 on Financial Instruments on page F-8 for additional discussion on FVTPL and FVOCI.

●	Impairment of financial assets based on the expected credit loss model.

●	Determination of the discounted value for financial instruments carried at amortized cost.

Previous GAAP figures of subsidiaries have been reclassified/regrouped to confirm the presentation requirements under IFRS.

As such there are no material differences or impact due to transition from Indian GAAP to IFRS and hence restated summaries of equity and profit & loss not given for subsidiaries.

NOTE 3 — OTHER INCOME

Other Income — Income on Acquisition of Customer-Contracts

Other Income of approximately $15 million is presented on the basis that all conditions have been satisfied as of 26 March 2020, to consummate closing of the Group’s acquisition agreement with Reachnet Cable Services Pvt. Ltd. (“Reachnet”) in which the Group acquired the customers and corresponding revenues (refer to Note 22 regarding agreement with Reachnet).

The Group has acquired approximately 1.8 million subscriber connections from a licensed streaming company (Reachnet), through the Agreements dated 21 June 2019 and 6 December 2019, and the income entitlement rights from April 1, 2019, for a consideration of $59 million. On 26 March 2020, the arrangement was consummated when pre-conditions were waived by mutual consent. The net surplus remaining with the Company is approximately $15 million. Considering that the acquired customers were integrated into the Group’s normal course of business on 26 March 2020, the revenue arising therefrom is recognized as “other income”.

The Group is free to appoint any licensed service provider for provision of streaming services. There is no binding or lock-in arrangement for providing streaming services to subscribers through Reachnet. The agreement contemplates only acquisition of subscriber base and is not an agreement to acquire or purchase the business of Reachnet. The Group has ensured adequate safeguard to secure acquired customer contracts through non-compete clause and non-solicitation of subscribers clause. In respect of streaming services, Lytus India has outsourced the provision of streaming services to Reachnet in the capacity of a service provider. Going forward, with respect of non-streaming services (such as MedTech IOT) these services would be billed directly by the Company and costs and revenue would not be shared with Reachnet.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — EXPENSES

Expenses consist of the following for the period March 16, 2020 (date of inception) through March 31, 2020, and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

	SUCCESSOR (US$)	PREDECESSOR
	For the period March 16, 2020 through March 31, 2020	For the period April 1, 2019 through March 15, 2020	Year Ended March 31, 2019
Amortization	$204,086	$—	$—
Legal and professional expenses	272,894	412	601
Staffing expense	15,777	—	—
Other operating expenses	8,463	—	—
Total expenses	$501,220	$412	$601

NOTE 5 — INCOME TAX

Income tax consist of the following as of March 31, 2020, and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

Consolidated income statement

	SUCCESSOR (US$)	PREDECESSOR
	For the period March 16, 2020 through March 31, 2020	For the period April 1, 2019 through March 15, 2020	Year Ended March 31, 2019
Current tax expense	$1,987,659	$—	$—
Deferred tax expense	1,907,015	—	—
Total expenses	$3,894,674	$—	$—

Consolidated statement of comprehensive income

	SUCCESSOR (US$)	PREDECESSOR
	For the period March 16, 2020 through March 31, 2020	For the period April 1, 2019 through March 15, 2020	Year Ended March 31, 2019
Deferred tax related to item charged directly to equity:	$—	$—	$—
Net loss on translations of foreign subsidiaries	103,233	338	631

Deferred tax related to the translations of foreign operations of Lytus Technologies Private Limited a Wholly owned subsidiary of the Group from INR to USD have been calculated at the rate of the jurisdiction in which a subsidiary situated i.e. in India (at the rate 25.17%).

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — INCOME TAX (cont.)

Accounting for Income Taxes

British Virgin Islands

Under the current laws of BVI, Lytus Technology Holdings Private Limited is not subject to tax on income or capital gains. In addition, payments of dividends by the Company to their shareholders are not subject to withholding tax in the BVI.

India (subsidiaries in India)

Income tax expense represents the sum of the current tax and deferred tax.

The charge for current tax is based on the result for the period adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the reporting date.

Current and deferred tax is recognized in the income statement unless the item to which the tax relates was recognized outside the income statement being other comprehensive income or equity. The tax associated with such an item is also recognized in other comprehensive income or equity respectively.

A reconciliation between tax expense and the product of accounting profit multiplied by Indian domestic tax rate for the period March 16, 2020 (date of inception) through March 31, 2020, and predecessor period year from April 2018 through March 31, 2019 as follows:

	2020 (US$)	2019 (US$)
Accounting profit before tax	$15,258,173	—
Add: Net loss of the Lytus BVI	208,889	—
Accounting profit of Lytus India and DDC CATV	15,467,062	—
At Indian statutory income tax rate of 25.17%	3,893,059	—
Accelerated tax depreciation and amortization	(1,907,052)
Non-deductible expenses (net)	1,615	—
Income tax reported on consolidated profit and loss	$1,907,659	—

Reflected in the financial statement of financial position as follows:

2020 (US$)
Current income tax accrual	$1,987,659
Current income tax on business combination	18,089
Total accrued income taxes	$2,005,748

Deferred tax

Deferred tax relates to the following temporary differences:

	2020 (US$)	2019 (US$)
	Consolidated Statement of financial Position	Consolidated Statement of financial Position
Deferred tax assets
Acquired in business combination	$52,787	—
Foreign currency translations of foreign subsidiary	103,233	—
Total deferred tax assets	$156,020	—
Deferred tax liabilities
Accelerated depreciation and amortization on tangible and intangible assets	$1,907,015	—

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of deferred tax (liabilities)/asset net:

As of March 31, 2020 (US$)
Opening balance	—
Tax expense during the period recognized in statement of profit & loss	$(1,907,015)
Exchange rate difference	—
Tax expenses during the period recognized in other comprehensive income	103,231
On change of rates from 22.88% to 25.17%	—
Temporary timing differences – Others	—
Acquired in business combination	52,789
Total deferred tax liabilities (net)	$(1,750,995)

NOTE 6 — TRADE RECEIVABLES

Trade receivables consist of the following as of March 31, 2020 and predecessor period March 31, 2019:

	2020 (US$)	PREDECESSOR 2019 (US$)
Acquired in business combination of DDC CATV Network Private Limited	$390,151	$—

NOTE 7 — OTHER RECEIVABLES

Other receivables consist of the following as of March 31, 2020 and predecessor period March 31, 2019:

	2020 (US$)	PREDECESSOR 2019 (US$)
Net Receivable from Reachnet Cable Service Pvt. Ltd.	$14,873,070	$—
GST and other taxes on the above	2,677,153	—
	$17,550,223	$—

NOTE 8 — OTHER CURRENT ASSETS

Other current assets consist of the following as of March 31, 2020 and predecessor period March 31, 2019:

	2020 (US$)	PREDECESSOR 2019 (US$)
GST receivables and other tax deposits	$32,209	$2,555
Advance to suppliers	60,007	—
Income tax receivables	22,386	—
Withholding tax receivables	38,121	—
Prepaid expenses	11,124	—
	$163,847	$2,555

NOTE 9 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of March 31, 2020 and predecessor period March 31, 2019:

	2020 (US$)	PREDECESSOR 2019 (US$)
Equipment (customer devices and other equipment) – at cost	$1,124,326	$—
Less: Accumulated depreciation	—	—
	1,124,326	—
Office equipment, furniture, and vehicles – at cost	6,208	—
Less: Accumulated depreciation	—	—
	6,208	—
Total Property and Equipment	$1,130,534	$—

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — PROPERTY AND EQUIPMENT (cont.)

Depreciation expense for the period March 16, 2020 through March 31, 2020, was $0, as all the above assets were acquired as of March 31, 2020 in the acquisition with DDC CATV (Refer to Note 23 on Business Combination). Property and equipment consist of the following:

Description	Plant & Equipment	Furniture & Fittings	Vehicles	Office equipment’s	Computer equipment’s	Total
March 16, 2020 (date of inception)	$—	$—	$—	$—	$—	$—
Acquisition through business combination	1,124,326	337	754	4,425	692	1,130,534
As of March 31, 2020	1,124,326	337	754	4,425	692	1,130,534

Accumulated depreciation and impairment loss	—	—	—	—	—	—
March 16, 2020 (date of inception)	—	—	—	—	—	—
Acquisition through business combination	—	—	—	—	—	—
Charge for the period	—	—	—	—	—	—
As of March 31, 2020

Net block as of March 31, 2020	1,124,326	337	754	4,425	692	1,130,534

There is no fixed asset in the predecessor period.

NOTE 10 — INTANGIBLE ASSETS AND GOODWILL

Intangible assets and Goodwill consist of the following as of March 31, 2020 and predecessor period March 31, 2019:

	2020 (US$)	PREDECESSOR 2019 (US$)
Customer Acquisition (purchased during the period)	$59,216,654	—
Less: Accumulated amortization for the period	(204,086)	—
	59,012,568	—
Goodwill (Refer Note 23)	313,345	—
Software (acquired in business combination with DDC CATV)	377	—
Total Intangible Assets and Goodwill	$59,326,290	—

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — INTANGIBLE ASSETS AND GOODWILL (cont.)

Amortization expense for the period March 16, 2020 (date of inception) through March 31, 2020 was $204,086.

On acquiring Lytus India, the group has acquired unstructured capital work in progress (trademark of $7,443) as referred in Note 22 — Acquisition of Customers. The same has been written off as not usable and was disclosed in ‘other operating expenses’.

Description	Customer Acquisition	Goodwill on consolidation	Software	Total
March 16, 2020 (the date of inception)	$—	$—	$—	$—
Additions (Refer Notes below)	59,216,654	313,345		59,529,999
Acquisition through business combination			377	377
As of March 31, 2020	59,216,654	313,345	377	59,530,376

Accumulated amortization
March 16, 2020 (the date of inception)	—	—	—	—
Charge for the year	204,086	—	—	204,086
Acquisition through business combination	—	—	—	—
Disposals	—	—	—	—
As of March 31, 2020	204,086	—	—	204,086
Net Intangible Assets and Goodwill As of March 31, 2020	$59,012,568	$313,345	$377	$59,326,290

Note: The above intangible assets are other than internally generated. Refer Note 23 for goodwill on consolidation

There is no intangible asset in the predecessor period.

NOTE 11 — BORROWINGS

Borrowings consist of the following as of March 31, 2020 and predecessor period March 31, 2019:

	2020 (US$)	PREDECESSOR 2019 (US$)
Loan from related party	$—	$30,840
Loan from directors	1,587,216	14,753
	$1,587,216	$45,593

Loan from directors is interest free and is repayable on demand. There is a pre-existing loan of approximately $1.5 million from a director of DDC CATV Network Private Limited that was given prior to the business combination.

NOTE 12 — TRADE PAYABLES

Trade payables consist of the following as of March 31, 2020 and predecessor period March 31, 2019:

	2020 (US$)	PREDECESSOR 2019 (US$)
Trade payables	$401,139	$1,148
Employee related payables	24,528	—
	$425,667	$1,148

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — TRADE PAYABLES (cont.)

Changes in trade payables as of and for the period ended March 31, 2020 consist of the following:

March 16, 2020 (date of inception)	$—
Current period expense	425,667
Payments	—
March 31, 2020	$425,667

NOTE 13 — OTHER FINANCIAL LIABILITIES

Other financial liabilities consist of the following as of March 31, 2020 and the predecessor period March 31, 2019:

	2020 (US$)	PREDECESSOR 2019 (US$)
Payable in connection with the Acquisition of DDC CATV Network Private Limited (Refer Note 23)	$265,410	$—
Professional fees payable	80,514	—
	$345,924	$—

Changes in other financial liabilities as of and for the period ended March 31, 2020 consist of the following:

March 16, 2020 (date of inception)	$—
Current period expense	345,924
Payments	—
March 31, 2020	$345,924

NOTE 14 — OTHER CURRENT LIABILITIES

Other current liabilities consist of the following as of March 31, 2020 and the predecessor period March 31, 2019:

	2020 (US$)	PREDECESSOR 2019 (US$)
GST and other tax liabilities	$2,721,492	$108
Advances from customers	1,132	—
	$2,722,624	$108

Changes in other current liabilities as of and for the period ended March 31, 2020 consist of the following:

March 16, 2020 (date of inception)	$—
Current period expense	2,722,624
Payments	—
March 31, 2020	$2,722,624

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — CUSTOMER ACQUISITION PAYABLE

Customer Acquisition Payable consist of the following as of March 31, 2020 and the predecessor March 31, 2019:

	2020 (US$)	PREDECESSOR 2019 (US$)
Customer acquisition payable to Reachnet*	$58,745,436	$—
Customer acquisition payable to Reachnet, current portion	(29,372,718)	—
Customer acquisition payable to Reachnet, non-current portion	$29,372,718	$—

*	The Group has acquired customers from Reachnet Cable Services Private Limited (“Reachnet”), through an Agreement to Acquire Customers dated June 21, 2019, and the income entitlement rights from April 1, 2019, for a consideration of approximately $59 million. This amount is payable in four equal installments (25% each) on or before 31 July 2020 (or at a mutually agreeable date upon the ending of the COVID-19 lockdown restrictions), March 31, 2021, March 31, 2022 and March 31, 2023, respectively. Refer to Note 22 on Acquisition of Customers. Per the agreement, dated July 31, 2020, payment has not been paid and will be paid at a mutually agreed date after the COVID-19 restrictions have been lifted and the third party operations review has been completed. Refer to Note 23 on Acquisition of Customers.

NOTE 16 — COMMITMENTS AND CONTINGENCIES

Commitments and contingencies consist of the following as of March 31, 2020 and the predecessor period March 31, 2019:

	2020 (US$)	PREDECESSOR 2019 (US$)
Agreement for investment in Preference shares of DDC CATV Network Pvt. Ltd	$1,194,822	—

The Company has entered into the Share Subscription Agreement with DDC CATV Network Private Limited and its Promoters under the terms of which it has an option to acquire an additional 49% of the DDC CATV through an issue of 900,000 fully convertible preference shares at INR 100 per share, aggregating to an amount of $1,194,822. The above option is subject to obtaining a necessary regulatory approvals. Refer to Note 23 for further discussion on the business combination.

NOTE 17 — EQUITY

Common shares:

The total number of shares of common shares issued as of March 31, 2020:

Common shares – par value $ 0.10 each	30,000

Movements in Common Shares:

	Shares	Amount (US$)
Equity as of March 16, 2020	—	$—
Shares issued	30,000	3,000
Balance as of March 31, 2020	30,000	$3,000
Weighted average number of shares on issue during the period ended March 31, 2020, was:	30,000

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — EQUITY (cont.)

Common shares

Common stock entitles the holder to participate in dividends and the proceeds on the winding up of the Company in proportion to the number of and amounts paid on the shares held. As of March 31, 2020, the Company had an authorized share capital of 50,000 shares of $0.10 par value per share and on March 17, 2020, the Board of Directors passed the resolution to change the originally authorized shares from 50,000 common shares to 30,000 common shares, of $0.10 par value each. On May 15, 2020, the Company passed a resolution to increase the authorized share capital to 230,000,000 shares of $0.01 par value per share.

Equity consists of the following as of March 31, 2020 and the predecessor period March 2019:

	2020 (US$)	2019 (US$)
Common shares – par value $0.10, 30,000 shares issued and outstanding	$3,000	$2,305
Net income available to common shareholders	11,363,499	(2,876)
Foreign currency translation reserves, net of tax	(306,910)	—
Non-controlling interest	(41,691)	—
	$11,017,898	$(571)

Capital risk management

The Group’s capital management objectives are to ensure the Group’s ability to continue as a going concern as well as to provide an adequate return to shareholders by pricing products and services commensurately with the level of risk.

The Group monitors capital based on the carrying amount of equity plus its subordinated loan, less cash and cash equivalents as presented on the face of the statement of financial position recognized in other comprehensive income.

The Group manages its capital structure and adjusts it in the light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders or issue new shares. The amounts managed as capital by the Group are summarized as follows:

2020 (US$)
Current borrowings	$(1,587,215)
Cash and cash equivalents	41,760
Net debt	$(1,545,455)
Total equity	$11,017,898
Net debt to equity ratio	14.03%

NOTE 18 — EARNINGS PER SHARE

Earnings per share consist of the following as of March 31, 2020:

(US$)
Net income available to common shareholders	$11,363,499
Weighted average number of common shares	300,000
Par value	$0.01
Income per common share:
Basic income per common share	$37.88
Diluted income per common share	$37.88

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — FINANCIAL RISK MANAGEMENT

Risk management framework

The Group’s activities expose it to market risk, liquidity risk and credit risk. The management has the overall responsibility for the establishment and oversight of the Group’s risk management framework. This note explains the sources of risk which the Group is exposed to and how the Group manages the risk and the related impact in the financial statements.

Credit risk

Credit risk is the risk that a counterparty fails to discharge its obligation to the Group. The Group’s exposure to credit risk is influenced mainly by cash and cash equivalents, trade receivables and financial assets.

Credit risk management

The Group assesses and manages credit risk based on internal credit rating system. Internal credit rating is performed for each class of financial instruments with different characteristics. The Group assigns the following credit ratings to each class of financial assets based on the assumptions, inputs, and factors specific to the class of financial assets.

The Group provides for expected credit loss based on the following:

Credit rating	Basis of categorization	Provision for expected credit loss
Low credit risk	Cash and cash equivalents, trade receivables, and other financial assets	12 month expected credit loss
Moderate credit risk	Trade receivables and other financial assets	Lifetime expected credit loss, or 12 month expected credit loss
High credit risk	Trade receivables and other financial assets	Lifetime expected credit loss, or fully provided for

With respect of trade receivables, the Company recognizes a provision for lifetime expected credit losses.

Based on business environment in which the Group operates, a default on a financial asset is considered when the counterparty fails to make payments within the agreed time period as per the contract. Loss rates reflecting defaults are based on actual credit loss experience and consideration of differences between current and historical economic conditions.

Assets are written off when there is no reasonable expectation of recovery, such as a debtor declaring bankruptcy, or a litigation decision against the Group. The Group continues to engage with parties whose balances are written off and attempts to enforce repayment. Recoveries made are recognized in the consolidated statement of profit and loss and other comprehensive income.

Credit rating	Basis of categorization	As of March 31, 2020
Low credit risk	Cash and cash equivalents	$41,760
Low credit risk	Other financial assets	$42,038
Moderate credit risk	Trade receivables	$390,151
Moderate credit risk	Other receivables	$17,550,223

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — FINANCIAL RISK MANAGEMENT (cont.)

Cash & cash equivalents and bank deposits

Credit risk related to cash and cash equivalents and bank deposits is managed by only accepting highly rated banks and diversifying bank deposits and accounts in different banks across the country.

Trade receivables

Credit risk related to trade receivables are mitigated by taking bank guarantees or letters of credit, from customers where credit risk is high. The Group closely monitors the creditworthiness of the debtors through internal systems that are configured to define credit limits of customers, thereby, limiting the credit risk to pre-calculated amounts. The Group assesses increases in credit risk on an ongoing basis for amounts receivable that become past due and default is considered to have occurred when amounts receivable become two year past due.

Other receivables

This is aggregate receivable for the period ended March 31, 2020, pursuant to the Acquisition of Customers from Reachnet. The Group closely monitors the creditworthiness of the debtors. Refer to Note 22 for further discussion on Acquisition of Customers.

Other financial assets measured at amortized cost

Other financial assets measured at amortized cost includes loans and advances to related parties and employees, security deposits and others. Credit risk related to these other financial assets is managed by monitoring the recoverability of such amounts continuously.

Expected credit losses for financial assets other than trade receivables

The Group provides for expected credit losses on loans and advances other than trade receivables by assessing individual financial instruments for expectation of any credit losses. Since the Group deals with only high-rated banks and financial institutions, credit risk in respect of cash and cash equivalents, other bank balances and bank deposits is evaluated as very low. With respect to loans, comprising of security deposits, credit risk is considered low because the Group is in possession of the underlying asset. However, with respect to related parties, credit risk is evaluated based on credit worthiness of those parties and loss allowance is measured as lifetime expected credit losses. With respect to other financial assets, credit risk is evaluated based on the Group’s knowledge of the credit worthiness of those parties and loss allowance is measured as lifetime expected credit losses. The Group does not have any expected loss-based impairment recognized on such assets considering their low credit risk nature, though incurred loss provisions are disclosed under each sub-category of such financial assets.

Asset class	Estimated gross carrying amount at default	Expected probability of default	Expected credit losses	As of March 31, 2020
Cash and cash equivalents	$41,760	0.00%	—	$41,760
Other financial assets	$42,038	0.00%	—	$42,038

The Company did not have any written off amounts during the period ended March 31, 2020. Additionally, the Company did not have an allowance for loss at March 31, 2020.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — FINANCIAL RISK MANAGEMENT (cont.)

Expected credit loss for trade receivables under simplified approach

The Group recognizes lifetime expected credit losses on trade receivables using a simplified approach, wherein the Group has defined percentage of provision by analyzing historical trend of default relevant to each category of customer based on the criteria defined above and such provision percentage determined have been considered to recognize lifetime expected credit losses on trade receivables (other than those where default criteria are met).

Asset class	Current	0-30 days past due	31-90 days past due	91-182 days past due	183-365 days past due	366-730 days past due	More than 730 days past due	As of March 31, 2020
Gross carrying amount trade receivables	$390,151	—	—	—	—	—	—	$3,90,151
Gross carrying amount other receivables	$17,550,223	—	—	—	—	—	—	$17,550,223
Expected loss rate	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	—
Loss allowance provision	—	—	—	—	—	—	—	—
Carrying amount trade and other receivables (net of impairment)	$17,940,374	—	—	—	—	—	—	$17,940,374

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due. The Group manages its liquidity needs by carefully monitoring scheduled debt servicing payments for long-term financial liabilities as well as cash-outflows due in day-to-day business. Long-term liquidity needs for a 180-day and a 360-day lookout period are identified monthly.

Management monitors rolling forecasts of the liquidity position and cash and cash equivalents based on expected cash flows. The Group considers the liquidity of the market in which the entity operates.

Contractual Maturities of financial liabilities

The tables below analyze the Group’s financial liabilities based on their contractual maturities. The amounts disclosed in the table are the contractual undiscounted cash flows.

Liability class	Less than 1 year	1 – 2 years	2 – 3 years	More than 3 years	Total as of March 31, 2020
Borrowings	$1,587,216	—	—	—	$1,587,216
Trade payables	425,667	—	—	—	425,667
Other financial liabilities	345,924	—	—	—	345,924
Security deposits payable	59,807	—	—	—	59,807
Other current liabilities	2,722,624	—	—	—	2,722,624
Customer Acquisition Payable	29,372,718	14,686,359	14,686,359	—	58,745,436
Total	$34,454,149	$14,686,359	$14,686,359	$—	$63,886,674

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — FINANCIAL RISK MANAGEMENT (cont.)

Interest rate risk

The Group’s policy is to minimize interest rate cash flow risk exposures on long-term financing. At March 31, 2020, the Group is exposed to changes in market interest rates through bank borrowings at variable interest rates. Other borrowings are at fixed interest rates. As such Group does not has any borrowings from outsiders except overdraft facility which is short term in the nature and repayable on demand, the interest rates on borrowings is around 8.5%. The other borrowings are from Directors who are also and shareholders. The borrowings from them is short term in the nature interest free and repayable on demand.

NOTE 20 — FAIR VALUE MEASUREMENTS

Financial assets and liabilities

Financial assets	Fair value through profit (loss)	Fair value through other comprehensive income	Amortized Cost
Trade receivable	390,151	—	—
Other receivables	17,550,223	—	—
Other financial assets	42,038	—	—
Total	$17,982,412	—	$—

Financial liabilities	Fair value through profit (loss)	Fair value through other comprehensive income	Total as of 31 March 2020
Borrowings	$—	—	$1,587,215
Trade payables	425,667	—	—
Other financial liabilities	345,924	—	—
Total	$771,591	—	$1,587,215

Fair value hierarchy

Financial assets and financial liabilities measured at fair value on the balance sheet are categorized into the three levels of fair value hierarchy. The three levels are defined based on the observability of significant inputs to the measurement, as follows:

The different levels of fair value have been defined below:

Level 1: Quoted prices for identical instruments in an active market;

Level 2: Directly (i.e. as prices) or indirectly (i.e. derived from prices) observable market inputs, other than Level 1 inputs; and

Level 3: Inputs which are not based on observable market data (unobservable inputs). Fair values are determined in whole or in part using a net asset value or valuation model based on assumptions that are neither supported by prices from observable current market transactions in the same instrument nor are they based on available market data.

Fair value of instruments measured at amortized cost

Financial liabilities	Carrying value as of 31 March 2020	Fair value as of 31 March 2020
Borrowings	$1,587,215	$1,587,215

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — FAIR VALUE MEASUREMENTS (cont.)

Management assessed that fair value of cash and cash equivalents, trade receivables, security deposits, loan to related parties, other financial assets, short term borrowings, trade payables and other current financial liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments. The fair value of the financial assets and liabilities is included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair values:

Long-term fixed-rate receivables are evaluated by the Group based on parameters such as interest rates, individual creditworthiness of the customer and other market risk factors. Based on this evaluation, allowances are considered for the expected credit losses of these receivables.

The fair values of the Group’s fixed interest-bearing borrowings are determined by applying discounted cash flows (‘DCF’) method, using discount rate that reflects the issuer’s borrowing rate as of the end of the reporting period.

All the other long-term borrowing facilities availed by the Company are variable rate facilities which are subject to changes in underlying Interest rate indices. Further, the credit spread on these facilities are subject to change with changes in Group’s creditworthiness. The management believes that the current rate of interest on these loans are in close approximation from market rates applicable to the Group. Therefore, the management estimates that the fair value of these borrowings are approximate to their respective carrying values.

NOTE 21 — RELATED PARTY TRANSACTIONS

Names of related parties and related party relationships :

Parties where control exists:

Lytus Technologies Private Limited Wholly owned subsidiary

DDC CATV Network Private Limited Subsidiary

Global Health Sciences, Inc.  Subsidiary

Key Management Personnel (KMP):

Dharmesh Pandya Director

Ravi Gupta Director

Nirlep Kumar Director

Jagjit Singh Kohli Director

Prashant Chotani Director of subsidiary till June 19, 2019

Yoghesh Shah Director of subsidiary till June 19, 2019

Shreyas Shah Group CFO

Robert M. Damante Independent Director

Gurdial Singh Khandpur Independent Director

Dr. Sanjeiiv G. Chaudhary Independent Director

Enterprise over which KMP has significant influences:

Digicable Network (India) Limited Till June 19, 2019

M/s MM Cable Network Directors are partners in the firm

M/s New City Line Cable Network Directors are partners in the firm

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

M/s Explore Cable Network Director is partner in the firm

M/s Alliance Cable Network Director is partner in the firm

M/s New Delhi Video Cable Director is partner in the firm

M/s SMC Infrastructure Pvt Ltd Director is partner in the firm

M/s Sunrise Communications Relative of a Partner is proprietor

Relatives of KMP:

Rekha Gupta Director’s sister

Swaran Lata Gupta Director’s mother

Meenakshi Saini Director’s wife

Bhawna Gupta Director’s wife

Transactions with relative parties:

Sr. No.	Particulars	KMP	Significant Influence Entity	Relatives of KMP
		March 31, 2020	March 31, 2020	March 31, 2020
Transactions made during the year:		US$	US$	US$
1	Sale of capital work in process	—	3,583	—
2	Loan taken	—	—	—
3	Loan repayment	—	3,583	—
4	Remuneration	—	—	—
5	Rent paid	—	—	—
6	Business support services	—	—	—
7	Sale/Outward Supply of Goods or Services or Capital Goods	—	—	—
8	Issue of share capital	—	—	—
Prior end balances
1	Borrowings	1,587,216	—	—
2	Other Payables	265,410	—	—
3	Trade Payable	—	6,172	—
4	Trade Receivable	—	3,219	—

There are no material related party transactions, except for the transactions listed above:

Compensation and benefits to Key Management Personnel would commence upon confirmation by independent compensation committee upon successful completion of listing.

On acquisition, the unstructured capital work in progress was sold to the previous promoter for $3,583, against loan repayable to previous promoter’s owned entity.

The Company secured 100% of the equity shares of Lytus India through Nimish Pandya for an aggregate price of $ 2,000.

There is a pre-existing loan of approximately $1.5 million from director of DDC CATV Network Private Limited (Ravi Gupta, Director of DDC) that was given prior to the business combination. Refer to Note 11 for details.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — ACQUISITION OF CUSTOMERS

Agreement with the Reachnet Cable Services Private Limited

The Group has acquired approximately 1.8 million subscriber connections from a licensed streaming company (Reachnet), through the Agreements dated June 21, 2019 and December 6, 2019, and the income entitlement rights from April 1, 2019, for a consideration of approximately $59 million. This amount is payable on mutually agreed dates upon submission of an independent consultant’s report. On March 26, 2020, the arrangement was consummated when pre-conditions were waived by mutual consent. The net surplus remaining with the Company is approximately $36 million as of March 31, 2021 ($ 18 million as of March 31, 2020). Based upon the terms of customer acquisition contract, the revenue arising therefrom is recognized as “Other Income”.

The Group is free to appoint any licensed service provider for provision of streaming services. There is no binding or lock-in arrangement for providing streaming services to subscribers through Reachnet. The agreement contemplates only acquisition of subscriber base and is not an agreement to acquire or purchase the business of Reachnet. The Group has ensured adequate safeguard to secure acquired customer contracts through non-compete clause and non-solicitation of subscribers clause. All non-streaming services offered by the Group will not be on a cost sharing basis with Reachnet and will be dealt with (including issuing invoice) directly by the Group.

NOTE 23 — BUSINESS COMBINATION

Acquisition of Lytus Technologies Private Limited (formerly known as Cabio Entertainment Private Limited)

The Company has purchased 100% equity shares of Lytus Technologies Private Limited (Lytus India) through the Share Purchase Agreement dated March 19, 2020. The Company has acquired 15,000 shares of Lytus India at a face value of INR 10 for a purchase price of INR 150,650 (US$ 2,000). The control of Lytus India is assumed by the Company from March 19, 2020.

Sr. No.	Particulars	Amt (INR)	Amt (INR)	(USD)
1	Amount settled in cash		150,650	$2,000
2	Recognised amounts of identifiable net assets:
	Capital work in progress – trademark	529,143
	Cash and cash equivalent	13,629
	Other current assets	439,454
	Borrowings	(1,112,579)
	Other current liabilities	(61,185)
	Net identifiable assets and liabilities		(191,538)	(2,548)
	Goodwill		342,188	$4,548

Goodwill recognized on the acquisition relates to the expected growth, cost synergies and the value of Lytus India’s workforce which cannot be separated is recognized as an intangible asset. This Goodwill is not expected to be deductible for tax purposes.

Changes in Goodwill:

Changes in Goodwill (Gross Carrying Amount)	(USD)
Balance at March 16, 2020	$—
Acquired through business combination	4,548
Net exchange differences	(5)
Balance at March 31, 2020	$4,543

Acquisition of DDC CATV Network Private Limited

The Company has entered into the Share Subscription Agreement with DDC CATV Network Private Limited and its Promoters under the terms of which it has an option to acquire an additional 49% of the DDC CATV through an issue of 900,000 fully convertible preference shares at INR 100 per share, aggregating to an amount of $1,194,822. The above option is subject to obtaining necessary regulatory approvals.

The Group assumed control in DDC India from March 31, 2020. The purchase costs are payable under the terms of the executed agreements.

Calculation of Goodwill upon Acquisition	(INR)	(USD)
Consideration transferred	19,992,000	$265,410
Add: Non-controlling interest – 49%	(3,140,360)	(41,691)
Less: DDCA TV Net Assets	6,408,897	85,083
Goodwill	23,260,537	$308,802

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 — BUSINESS COMBINATION (cont.)

With this acquisition, the Group expects to increase its market share in India in Media and Internet Services market. Details of the business combination are as follows:

		(INR)	(USD)
Amount settled in cash (refer to note below)		19,992,000	$265,410
Proportionate value of Non-controlling interest in DDC CATV		(3,140,360)	(41,691)
Total		16,851,640	223,719

Recognized amounts of identifiable net assets:
Property and equipment	85,157,452
Intangible assets	28,423
Deposits	2,904,765
Non-current loans and advances	4,520,003
Trade and other receivables	29,388,105
Cash and cash equivalents	3,056,613
Deferred tax assets	3,976,181
Other current assets	8,065,917
Borrowings	(123,204,097)
Other liabilities	(765,860)
Trade and other payables	(19,536,399)
Net identifiable assets and liabilities		(6,408,897)	(85,083)
Goodwill		23,260,537	$308,802

Note: The cash payment for acquisition of DDC is not yet paid and the delay is on account of COVID-19 restrictions. The Company is obliged to make payment for acquisition of shares of DDC when the restriction is lifted.

Non-controlling interest in DDC India

The non-controlling interest in DDC India is measured at the proportionate value of net assets at the acquisition date.

Goodwill

Goodwill recognized on the acquisition relates to the expected growth, cost synergies and the value of DDC CATV’s workforce which cannot be separately recognized as an intangible asset. This goodwill has been allocated to the Group’s wholesale segment and is not expected to be deductible for tax purposes.

Changes in Goodwill (Gross Carrying Amount)	(USD)
Balance at March 16, 2020	$—
Acquired through business combination	308,802
Net exchange differences	—
Balance at March 31, 2020	$308,802

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24 — SUBSEQUENT EVENTS

Management has evaluated subsequent events to determine if events or transactions occurring through, except for the disclosures related to subsequent events described below, as to which the date is October 6, 2021, the dates the financial statements were available for issuance, require potential adjustment to or disclosure in the financial statement and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

On May 15, 2020, the authorized share capital of the Company was increased to 230,000,000 shares at $0.01 per share. Further, subsequent to year end the current liability has been paid off by $72,700 from unsecured interest free borrowing received from a director of the Company.

On February 5, 2021, Lytus India and Reachnet entered into the Third Supplemental Agreement to the original subscriber acquisition agreement dated 20 June 2019, pursuant to which the parties have agreed to, on a good faith basis, settle payments before March 31, 2021 upon completion of the third party’s systems and operational review of Reachnet and its subscribers. The commercial terms to the agreement remain intact and are not subject to any contingency. Given the uncertainty with respect to another potential lockdown caused by a recent COVID-19 resurgence in India, the parties have also agreed that setting off the amounts due, can be an option, if required. On March 29, 2021, the third party’s review of Reachnet and its subscribers was further extended for two months due to the ongoing COVID-19 pandemic and re-lockdown measures taken by the government of Maharashtra, India.

On October 30, 2020, the Company acquired 75% of voting equity interests of Global Health Sciences, Inc. (“GHSI”), a shell corporation with no active business operations or significant assets, in an effort to expand the Company’s telemedicine business into the United States. As consideration, the Company committed to invest an aggregate of $800,000 to GHSI, of which $70,000 was paid upon execution of the share purchase agreement. The remaining balance shall be payable when and if needed to fund the operations of the business.

Since our inception, we have issued an aggregate of 34,154,062 common shares to our Chief Executive Officer, Dharmesh Pandya. Mr. Pandya has later transferred unconditionally an aggregate of 7,932,855 common shares to various persons (including 2,621,371 shares to Lytus Trust), resulting in his current holding of 28,842,578 common shares of the Company (i.e. 26,221,207 held in his individual capacity and 2,621,371 shares held by Lytus Trust).

On July 1, 2021, the Company entered into a subscription agreement (the “Subscription Agreement”) with an institutional investor (the “Investor”), pursuant to which it sold to the Investor 100 units (each, a “Unit” and collectively, the “Units”) at a price of $8,800 per Unit, consists of (i) a six-month, 7% Senior Secured Promissory Note in the aggregate principal amount of $10,000 per Unit purchased, reflecting an original issue discount of 12% (the “Note”), and (ii) one half of a three-year warrant (each, a “Warrant” and collectively, the “Warrants”) to purchase 10,000 shares of the Company’s common shares (the transaction, the “Bridge Financing”). The principal and accrued interest of the Note will be due and payable on the date that is the earlier of (i) six (6) months anniversary of the Note, or (ii) a firm commitment underwritten public offering that results in the common shares of the Company being traded on a U.S. national securities exchange (a “Qualified IPO”). On July 1, 2021, the Company and the Investor also entered into a pledge agreement (the “Pledge Agreement”), pursuant to which the Company has agreed to pledge and grant the Investor a security interest in 75% of its equity interest in GHSI and all related Future Rights, and the Proceeds as such terms are defined in the Pledge Agreement. In addition, the Investor and GHSI entered into a Guaranty and Suretyship Agreement, pursuant to which it agrees to jointly and severally guarantees the payment of the Note.

On September 9, 2021, the Board of Directors of Lytus approved the appointment of Benjamin & Ko (PCAOB Number 6651) to act as the Company’s independent auditors to certify the account for the listing. Benjamin & Ko was mandated to audit the accounts for the fiscal period/year 2020. This decision was taken on account of the fact that Benjamin’s US team would be in a position to coordinate and complete the company’s audit and certify the accounts in a timely and cost-effective manner for the fiscal year ending 2021. This, especially considering the continuing restriction on travel to and from India on account of the COVID 19 lockdown.